EXHIBIT 1.03

“NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION; HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

$8,000,000

SINO GAS INTERNATIONAL HOLDINGS, INC.

8% Senior Secured Convertible Promissory Note

Due December 20, 2013

This 8% Senior Secured Convertible Promissory Note (the “Note”) is issued by SINO GAS INTERNATIONAL HOLDINGS, INC., a Utah corporation (the “Obligor”), to Goldfields International Ltd. (the “Holder”).

FOR VALUE RECEIVED, the Obligor hereby promises to re-pay to the Holder or its successors and/or assigns the principal sum of eight million dollars ($ 8,000,000) (together with interest thereon as provided below) on or before December 20, 2013 (the “Maturity Date”).

Interest shall accrue on the outstanding principal balance hereof from the date of this Note (a)  until the Maturity Date at an annual rate equal to eight percent (8%) and (b) after the Maturity Date at an annual rate equal to eighteen percent (18%) and in both of the aforementioned cases shall be payable quarterly in cash on the first day of January, April, July and October of each year and also on the Maturity Date, such interest payments to commence April 1, 2013 (each an “Interest Payment Date”); provided that if such Interest Payment Date is not a business day in either New York City or Beijing then such interest payment may be made on the succeeding day that is a business day in both New York City and Beijing.  Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Interest hereunder will be paid to the Holder or its assignee of which the Obligor has been given notice in writing by the Holder.

This Note shall be governed by and construed in accordance with the laws of the State of New York.  The Obligor consents to the jurisdiction of the Superior Courts of the State of New York and the U.S. District Court for the District of New York sitting in New York County in connection with any dispute arising under this Note and hereby waives, to the extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

THE OBLIGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER’S ACCEPTANCE OF THIS NOTE.

IN WITNESS WHEREOF, the Obligor has caused this Note to be duly executed as of the date set forth above.

SINO GAS INTERNATIONAL HOLDINGS, INC.

By:
Name: Yuchuan Liu
Title: Chief Executive Officer

Signature Page to Note